Exhibit 23.3

June 11, 2012

Boards of Directors

LaPorte Savings Bank, MHC

LaPorte Bancorp, Inc.

The LaPorte Savings Bank

710 Indiana Avenue

LaPorte, Indiana 46350

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for LaPorte Savings Bank, MHC, and in the Form S-1 Registration Statement for LaPorte Bancorp, Inc., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of LaPorte Bancorp, Inc.

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com